Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-114786

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 20, 2004
TO
PROSPECTUS DATED MAY 11, 2004

ENER1, INC.

        This prospectus supplement should be read in conjunction with our prospectus dated May 11, 2004, and in particular “Risk Factors” beginning on page 3 of the prospectus.

        This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on September 20, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date	of Report (date of earliest event reported): September 20, 2004

ENER1, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-21138

FLORIDA	59-2479377
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

550 West Cypress Creek RoadFort
Lauderdale, Florida
(Address of principal executive offices)

33309
(Zip Code)

(954) 202-4442
(Registrant’s telephone number, including area code)

Item 8.01. Other Events

        The data filed as exhibit 99.1 to this Current Report will be presented by Kevin P. Fitzgerald, Chief Executive Officer of Ener1, Inc., as part of a slide presentation at the Merriman Curhan Ford & Co. Annual Investor Conference in San Francisco, California on September 20, 2004.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

        The following Exhibit is filed as part of this report

Number	Description

99.1	Slide presentation at the Merriman Curhan Ford & Co. Annual Investor Conference on September 20, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2004	Ener1, Inc. (Registrant) BY: /s/ Kevin P. Fitzgerald —————————————— Kevin P. Fitzgerald Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Slide presentation at the Merriman Curhan Ford & Co. Annual Investor Conference on September 20, 2004

[Title Page]

o Lithium Batteries    o Nanotechnology    o Fuel Cell Components

Ener1

Energy for the Future

Copyright Ener1, Inc. 2004 All Rights Reserved

[Graphics on following pages excluded.]

Safe Harbor Statement

        This presentation contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management’s expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this presentation involve risks and uncertainties, including, but not necessarily limited to, negotiation of definitive agreements with Delphi to form a new lithium battery company; satisfaction of conditions to close the Delphi transaction and form the proposed new company, including the requirement that Ener1 contribute $27.5 million to the new company; the ability of Ener1 and the new company to successfully develop and market proposed products and services; the degree of competition in the market for lithium battery products and services; Ener1‘s history of operating losses; the lack of any operating history for Ener1‘s development stage battery business; the potential need for additional capital; and dependency upon key personnel. These and other risks are detailed in Ener1‘s annual report on Form 10-KSB for the year ended December 31, 2003, as well as in its other filings from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ENER1 Strengths and Strategy

o	Our scientists have technical knowledge base gained from 30 years experience in Russian and Ukrainian aerospace and science programs

o	Complementary technologies in three related areas: lithium batteries, nanotechnology and fuel cell systems and components

o	Low acquisition costs and low ongoing costs for technologies

o	Expand patent portfolios for each technology

o	Ally with global industrial companies in our target markets

o	Commercialize technologies worldwide through our alliances

Highlights

o	Public company (OTCBB: ENEI)

o	Strong technical team: 50 scientists, including 22 Ph.D.'s

o	30+ pending/issued patents protecting key technologies

o	$38M in new long term capital since July 2003

o	$20M+ production plant completed in 2004

o	Marketing/investment alliance with ITOCHU Corporation of Japan

o	Letter of Intent with Delphi to form new lithium battery company

Corporate Structure

[GRAPHICS NOT EDGARIZABLE]

Key Business Alliances

ITOCHU and Enerstruct

o	$87B Japanese industrial company with interests world-wide

o	Strategic investor and significant shareholder in ENER1

o	Broadens ENER1‘s relationships with markets in the Far East

o	Enerstruct formed to market to Japanese power industry

Delphi

o	Delphi: mobile electronics, transportation components/systems

o	Joint venture would combine assets and technical resources

o	New company would produce high-rate, long-life lithium batteries

o	Benefits from synergies between ENER1 and Delphi operations

Overview [Lithium Battery Division]

o	Growing portfolio of 25+ US and Intl. granted/pending patents

o	Proprietary nanotechnology for low-cost, high-rate electrodes

o	Proprietary technology for raw materials for high-energy cathode

o	State-of-the-art production facility with three production lines

o	Now producing lithium battery samples

o	ISO 9001: 2000 Certification in process

ENER1-Delphi Joint Venture

o	Competitive advantages from synergies between ENER1 and Delphi

o	New company to be managed by Delphi and ENER1 executives

o	Would combine their lithium battery personnel, patents, equipment

o	ENER1: 67% share, three directors; Delphi: 33% share, two directors

o	Speeds market entry of planned high-rate, long-life, lithium batteries

o	ENER1 to raise $27.5 million for joint venture working capital

Key ENER1–Delphi Synergies

ENER1	DELPHI
High-rate battery technologies	Long-life battery technologies

Primary battery technologies	Secondary battery technologies

Raw materials processing and	Battery cell packaging strengths
cell production capabilities

Access to Far East markets,	Brand name and markets: military,
(e.g., Japanese power sector)	automotive and industrial areas

Nanotechnology for production	Manufacturing and systems integration
of low cost, high-rate batteries	expertise

ENER1–Delphi Production Strategy

Integrate ENER1‘s “front-end” R&D, electrode/cathode and cell development with Delphi’s “back-end” systems engineering, packaging and battery production expertise

Near-term: Leverage companies’ resources, utilize ENER1‘s facilities in South Florida and Delphi’s plant in Indianapolis

Long-term: Low-cost, off-shore production for higher volumes

Market Applications

o	Power Tools

o	Hybrid Electric Vehicles

o	Consumer Appliances

o	UPS Back-up Power

o	Electric Propulsion (power wheel chairs, scooters)

o	Industrial Remote Power

o	Aerospace

o	Medical devices

Overview [Nanotechnology Division]
Key technology: Vapor Deposition/Solidification (VDS™)

o	High-efficiency materials deposition for battery production

o	Prototype equipment for VDS process operational

o	Special software for control of all key process parameters

o	Allows manufacturing at “nano level” (<100 nanometers)

o	Allows low cost, rapid production of high-rate battery electrodes

o	Possible applications in many other industries

Key VDS Advantages

o	High productivity - 100 micrometers per second

o	Better adhesion of deposited film to battery substrate

o	Consistent film structure, thickness, and composition

o	High conductivity - excellent for high-rate batteries

o	Lower production costs - reduced steps, cheaper materials

o	Eliminates traditional need for binders and additives

Market Applications

o	Primary and Rechargeable Batteries

o	Super Capacitors

o	Electronic Devices

o	Wires

o	Sensors

o	Fuel Cells

Overview [Fuel Cell Components]

o	Team w/100+ yrs design/production in aerospace, electric vehicles

o	Key technologies: Integrated control system, control valve, stack flow plate, test fixtures

o	All are marketable to fuel cell manufacturers, OEMs and suppliers

o	Control system: mobile, stationary and automotive applications

o	Design solutions for major types of fuel cells: AFC and PEMFC

o	Proprietary, patent-pending cold-start and shut-down technologies

o	Building prototypes for evaluation by potential OEM customers

Patent Portfolio

o	Fuel Cell with Integrated Feedback Control System

o	Alkaline Electrolyte Fuel Cell with Improved H2 and O2 Supply

o	Method and Apparatus for Cold-Starting of PEM Fuel Cell

o	Fuel Cell w/Integrated Feedback Control with Cold Start Capability

o	Method and Apparatus for Shut-Down of PEM Fuel Cell System

Market Applications

o	Current emphasis on components and testing

o	Marketable to fuel cell manufacturers, automotive OEMs and suppliers

o	Preparation for entry into market for overall fuel cell systems market

o	Primary emphasis on licensing to reduce capital risk

o	Stationary: UPS, Stand-alone Power Supply for Critical Applications, Commercial and Residential Power, Premium Power

o	Mobile Uses: Utility and Hybrid/Electric Vehicles, Electric Vehicles

Near-term Milestones

o	Complete capital raise to close on Delphi joint venture

o	Commence joint venture operations Nov/Dec 2004

o	Achieve revenue from joint venture beginning in 2005

o	Two additional VDS prototypes by Dec 2004

o	Form new strategic alliances in nanotechnology and fuel cells

o	Fuel cell prototypes completed by early 2005: proof of concept

Summary

o	Technology cost/performance advantages in all three business lines

o	Delphi JV would validate technologies, reduce performance risk

o	Would increase asset base/production capacity, help open world markets and facilitate market entry for currently planned products

o	Nanotechnology and fuel cells: similar strategy – technologies acquired at low cost + ally w/industrial partners to commercialize

o	Opportunity in 3 complementary businesses – all high-growth areas: lithium batteries, nanotechnology, fuel cell systems/components